Exhibit 99.a(19)

CERTIFICATE OF TERMINATION OF

SMALL CAP CORE II PORTFOLIO OF

CREDIT SUISSE TRUST

The undersigned J. Kevin Gao, does hereby certify that:

(1)                He is the duly elected and acting Secretary of Credit Suisse Trust, a trust with transferable shares under Massachusetts law (the “Trust”), established and existing under that certain Agreement and Declaration of Trust filed with the Secretary of The Commonwealth of Massachusetts on March 15, 1995, as amended to date (the “Declaration of Trust”).

(2)                In accordance with Section 6.1(b) of the Declaration of Trust, the Board of Trustees voted on February 14, 2007, to terminate the Small Cap Core II Portfolio (the “Portfolio”) of the Trust.

(3)                There are no outstanding shares of the Portfolio.

(4)                The Portfolio has no net assets.

(5)                In accordance with Section 6.1(b) of the Declaration of Trust, the termination of the Portfolio shall be effective upon the filing of this Certificate of Termination with the Secretary of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 16th day of May, 2007.

/s/J. Kevin Gao
J. Kevin Gao, Secretary

ACKNOWLEDGEMENT

STATE OF NEW YORK	)
	)	ss	June 22, 2007
COUNTY OF NEW YORK	)

Then personally appeared before me the above named J. Kevin Gao, Secretary, and acknowledged the foregoing instrument to be his free act and deed.

/s/Karen A. Regan
Notary Public
My Commission Expires 12/09

KAREN A. REGAN
Notary Public, State of New York
No. 01RE60000715
Qualified in New York County
Commission Expires Dec 22, 2009

[NOTARIAL SEAL]